June 2008 Preliminary Terms No. 693 to Registration Statement No. 333-131266 Dated June 16, 2008 Filed pursuant to Rule 433

S T R U C T U R E D  I N V E S T M E N T S
Opportunities in Equities

Buffered PLUS based on a Basket of U.S. Equity Indices due June    , 2011
Buffered Performance Leveraged Upside SecuritiesSM
Buffered PLUS offer leveraged exposure to a wide variety of underlying assets and asset classes, including equities, commodities and currencies while providing some protection against negative performance of the assets.  Once the assets have decreased in value below a specified buffer amount, the investor is exposed to the negative performance, subject to a minimum payment at maturity.  At maturity, (a) if the assets have appreciated in value, investors will receive the stated principal amount of their investment plus 105% to 110% of the upside performance of the assets and (b) if the assets have depreciated in value, and (i) if the assets have not declined below the specified buffer amount, the Buffered PLUS will redeem for par or (ii) if the assets have declined below the buffer amount, investors will lose 1% for every 1% decline below the specified buffer amount, subject to a minimum payment at maturity.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	June , 2011
Original issue price:	$1,000
Stated principal amount:	$1,000
Pricing date:	June , 2008
Original issue date:	June , 2008 (5 business days after the pricing date)
Aggregate principal amount:	$
Basket:	Basket indices	Bloomberg ticker symbol	Basket index weighting	Initial basket index value	Multiplier
	S&P 500®/Citigroup Growth Index	SGX	40%
	S&P 500®/Citigroup Value Index	SVX	34%
	S&P 400® Midcap Index	MID	13%
	S&P 600® Smallcap Index	SML	13%
Payment at maturity per	•	If the final basket value is greater than the initial basket value:
Buffered PLUS:		$1,000 + leveraged upside payment
The payment at maturity is not capped.
	•	If the final basket value is less than or equal to the initial basket value but has decreased by an amount less than or equal to the buffer amount of 10% from the initial basket value:
$1,000
	•	If the final basket value is less than the initial basket value and has decreased by an amount greater than the buffer amount of 10% from the initial basket value:
($1,000 x basket performance factor) + $100
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $100 per Buffered PLUS at maturity.
Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Leverage factor:	105% to 110%. The actual leverage factor will be determined on the pricing date.
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:	100, which will be the basket closing value on the basket setting date.
Final basket value:	The basket closing value on the valuation date.
Basket setting date:	For each basket index, the pricing date.
Buffer amount:	10%
Basket performance factor:	final basket value / initial basket value
Basket closing value:	Basket closing value on any date is the sum of the products of the closing value of each of the basket indices and the applicable multiplier for each of the basket indices. See “Multiplier” on page 4.
Valuation date:	June , 2011, subject to adjustment for non-index business days and certain market disruption events.
Maximum payment at maturity:	There is no maximum payment at maturity on the Buffered PLUS.
Minimum payment at maturity:	$100 per Buffered PLUS (10% of the stated principal amount of the Buffered PLUS)
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	6174467F0
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per PLUS	$1,000	$20	$980
Total	$	$	$
(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1007001

Buffered PLUS based on a Basket of U.S. Equity Indices due June    , 2011
Buffered Performance Leveraged Upside SecuritiesSM

Investment Overview

Buffered Performance Leverage Upside Securities

The Buffered PLUS based on Basket of U.S. Equity Indices due June    , 2011 (the “Buffered PLUS”) can be used:

▪
As an alternative to direct exposure to the underlying basket that provides a buffer against a specified level of negative performance in the underlying basket and protects a specified portion of the invested principal against negative performance.

▪	To enhance returns and outperform the underlying basket in a bullish scenario.

▪	To achieve similar levels of exposure to the basket indices as a direct investment while using fewer dollars by taking advantage of the leverage factor.

▪	To obtain a buffer against a specified level of negative performance in the basket indices.

Maturity:	3 years
Leverage factor:	105% to 110%. The actual leverage factor will be determined on the pricing date.
Buffer amount:	10% of initial basket value
Minimum Payment at Maturity:	$100 per Buffered PLUS (10%)
Coupon:	None

Basket Overview

Basket Index Information as of June 13, 2008
	S&P 500/Citigroup Growth Index	S&P 500/Citigroup Value Index	S&P 400 Midcap Index	S&P 600® Smallcap Index
Bloomberg Ticker:	SGX	SVX	MID	SML
Current Index Level:	672.93	679.30	865.63	387.05
52 Weeks Ago:	694.05	820.40	899.68	387.05
52 Week High:	730.83	836.19	926.23	431.85
52 Week Low:	609.68	659.50	744.89	344.69

Basket Historical Performance January 1, 2003 to June 13, 2008

The graph is calculated as if the basket had an initial value of 100 on January 1, 2003 and illustrates the effect of the offset and/or correlation among the basket indices during such period.  The graph does not take into account the leverage on the Buffered PLUS, nor does it attempt to show your expected return on an investment in the Buffered PLUS.  The historical values of the basket should not be taken as an indication of its future performance.

June 2008	Page 2

Buffered PLUS based on a Basket of U.S. Equity Indices due June    , 2011
Buffered Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

The Buffered PLUS offer 105% to 110% leveraged upside on the positive performance of the underlying basket and provide a buffer against a decline of 10% in the underlying basket, ensuring a minimum payment at maturity of $100.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for positive performance relative to a direct investment in the underlying basket.
Payment Scenario 1
The underlying basket increases in value and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000 plus 105% to 110% of the basket percent increase, which is not subject to a maximum payment amount.

Payment Scenario 2	The underlying basket declines in value by no more than 10% and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000.
Payment Scenario 3
The underlying basket declines in value by more than 10% and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease beyond the buffer amount of 10% of the initial basket value.  (Example: if the basket decreases in value by 20%, the Buffered PLUS will redeem for $900.)  The minimum payment at maturity is $100.

Summary of Selected Key Risks (see page 9)

▪	90% of the stated principal amount is at risk.

▪	No interest payments.

▪
The Buffered PLUS will not be listed on any exchange, secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Changes in the value of one or more basket indices may offset each other.

▪
The market price of the Buffered PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the basket indices and you may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪	Investing in the Buffered PLUS is not equivalent to investing in the basket indices.

▪	Adjustments to the basket indices by the respective index publishers could adversely affect the value of the Buffered PLUS.

▪	Economic interests of the calculation agent may be potentially adverse to investors.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

▪	Credit risk to Morgan Stanley.

June 2008	Page 3

Buffered PLUS based on a Basket of U.S. Equity Indices due June    , 2011
Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, only guarantee a 10% return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each $1,000 stated principal amount of Buffered PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the value of the underlying basket on the valuation date.  Under no circumstances will the payment at maturity be less than $100 per Buffered PLUS.  The Buffered PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
June , 2008	June , 2008 (5 business days after the pricing date)	June , 2011, subject to postponement due to market disruption events
Key Terms
Issuer:	Morgan Stanley
Original issue price:	$1,000 per Buffered PLUS
Stated principal amount:	$1,000 per Buffered PLUS
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Aggregate principal amount:	$
Basket:	Basket indices	Bloomberg ticker symbol	Basket index weighting	Initial basket index value	Multiplier
	S&P 500®/Citigroup Growth Index	SGX	40%
	S&P 500®/Citigroup Value Index	SVX	34%
	S&P 400® Midcap Index	MID	13%
	S&P 600® Smallcap Index	SML	13%
Payment at maturity:	•	If the final basket value is greater than the initial basket value:
$1,000 + leveraged upside payment
The payment at maturity is not capped.
	•	If the final basket value is less than or equal to the initial basket value but has decreased by an amount less than or equal to the buffer amount of 10% from the initial basket value:
$1,000
	•	If the final basket value is less than the initial basket value and has decreased by an amount greater than the buffer amount of 10% from the initial basket value:
($1,000 x basket performance factor) + $100
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $100 per Buffered PLUS at maturity.
Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Leverage factor:	105% to 110%. The actual leverage factor will be determined on the pricing date.
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:	100, which will be the basket closing value on the basket setting date.
Final basket value:	The basket closing value on the valuation date.
Basket setting date:	For each basket index, the pricing date.
Buffer amount:	10%
Basket performance factor:	final basket value / initial basket value
Basket closing value:	Basket closing value on any date is the sum of the products of the closing value of each of the basket indices and the applicable multiplier for each of the basket indices.
Multiplier:
The multiplier will be set on the basket setting date based on each basket component’s respective initial basket index value so that each basket index is reflected in the predetermined initial basket value in accordance with its applicable basket index weighting and will remain constant for the term of the Buffered PLUS.

Valuation date:	June , 2011, subject to adjustment for non-index business days or non-trading days, as applicable, and certain market disruption events.

June 2008	Page 4

Buffered PLUS based on a Basket of U.S. Equity Indices due June    , 2011
Buffered Performance Leveraged Upside SecuritiesSM

Minimum payment at maturity:	$100 per Buffered PLUS (10% of the stated principal amount of the Buffered PLUS)
Postponement of maturity date:
If the valuation date is postponed so that it falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date will be the second scheduled trading day following the valuation date, as postponed.

Risk factors:	Please see “Risk Factors” on page 9

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	6174467F0
Bull market or bear market Buffered PLUS:	Bull Market Buffered PLUS
Tax considerations:	Although the issuer believes that, under current law, the Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.

Assuming this characterization of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange.

▪
Upon sale, exchange or settlement of the Buffered PLUS at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the Buffered PLUS for more than one year at such time.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding the U.S. federal income tax consequences of investing in the Buffered PLUS as well as the notice described above and its potential implications for an investment in the Buffered PLUS.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

On or prior to the basket setting date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in stocks underlying the indices, in futures or options contracts on the indices, any component stocks of the indices listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial basket index values of the basket indices, and, therefore, increase the values at which the basket indices must close on the valuation date before you will receive at maturity a payment that exceeds the stated principal amount of the Buffered PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

June 2008	Page 5

Buffered PLUS based on a Basket of U.S. Equity Indices due June    , 2011
Buffered Performance Leveraged Upside SecuritiesSM

ERISA:	See “ERISA” in the prospectus supplement for PLUS.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Buffered PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

June 2008	Page 6

Buffered PLUS based on a Basket of U.S. Equity Indices due June    , 2011
Buffered Performance Leveraged Upside SecuritiesSM

How the Buffered PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$1,000
Hypothetical leverage factor:	107.5%
Buffer amount:	10% of initial basket value
Minimum payment at maturity:	$100

Buffered PLUS Payoff Diagram

How it works

▪
If the final basket value is greater than the initial basket value, investors will receive the $1,000 stated principal amount plus the hypothetical leverage factor of 107.5% of the appreciation of the underlying basket over the term of the Buffered PLUS.  There is no maximum payment at maturity on the Buffered PLUS.

▪
If the final basket value is less than or equal to the initial basket value but has declined by an amount less than or equal to the buffer amount of 10% from the initial basket value, investors will receive $1,000.

▪
If the final basket value has declined by an amount greater than the buffer amount of 10% from the initial basket value, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease beyond the buffer amount.  The minimum payment at maturity is $100.

o	For example, if the underlying basket depreciates 30%, investors will lose 20% of their principal and receive only $800 at maturity, or 80% of the stated principal amount.

June 2008	Page 7

Buffered PLUS based on a Basket of U.S. Equity Indices due June    , 2011
Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the closing value of the underlying basket on the valuation date, as determined as follows:

If the final basket value is greater than the initial basket value:

$1,000    +    leveraged upside payment

		Leveraged Upside Payment
Principal		Principal		Leverage Factor*		Basket Percent Increase
$1,000	+	$1,000	x	105% to 110%	x

* The actual leverage factor will be determined on the pricing date.

If the final basket value is less than or equal to the initial basket value, but has declined by an amount that is less than or equal to the buffer amount of 10% from the initial basket value:

$1,000 stated principal amount

If the final basket value is less than the initial basket value and has declined by an amount greater than the buffer amount of 10% from the initial basket value:

Principal		Basket Performance Factor
$1,000	x		+	$100

Because the basket performance factor will be less than 0.90, the payment at maturity will be less than the $1,000 stated principal amount in this situation.

June 2008	Page 8

Buffered PLUS based on a Basket of U.S. Equity Indices due June    , 2011
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

Structure Specific Risk Factors

▪
Buffered PLUS do not pay interest or guarantee a return of 100% of your principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only $100 per Buffered PLUS (10% of the stated principal amount).  If the final basket value has declined by an amount greater than the buffer amount of 10% from the initial basket value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the underlying basket below 90% of the initial basket value.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value, volatility and dividend yield of the basket indices, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

▪
Changes in the value of one or more of the basket indices may offset each other.  Value movements in the basket indices may not correlate with each other.  At a time when the value of one basket index increases in value, the value of the other basket indices may not increase as much, or may even decline in value.  Therefore, in calculating the basket indices’ performance and the basket performance factor on the valuation date, increases in the value of one basket index may be moderated, or wholly offset, by lesser increases or declines in the value of other basket indices.  Furthermore, the basket is not equally weighted among the basket indices.  Decreases in the value of a more heavily weighted basket index could moderate or wholly offset increases in the values of the less heavily weighted basket component.

▪
Not equivalent to investing in the basket indices.  Investing in the Buffered PLUS is not equivalent to investing in the basket indices or any of their respective component stocks.  Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the basket indices.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Buffered PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

June 2008	Page 9

Buffered PLUS based on a Basket of U.S. Equity Indices due June    , 2011
Buffered Performance Leveraged Upside SecuritiesSM

▪	Adjustments to the basket indices could adversely affect the value of the Buffered PLUS. The publisher of any basket index can add, delete or substitute the stocks underlying that basket component, and can make other methodological changes that could change the value of that basket component. Any of these actions could adversely affect the value of the Buffered PLUS. In addition an index publisher may discontinue or suspend calculation or publication of its index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the payment at maturity on the Buffered PLUS will be an amount based on the closing prices at maturity of the securities underlying such index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such index last in effect prior to discontinuance of such index.

▪
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the Buffered PLUS.  If the IRS were successful in asserting an alternative characterization or treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments and the issues presented by this notice.

Other Risk Factors

▪
Secondary trading may be limited.  The Buffered PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Buffered PLUS.  Even if there is a secondary market, it may not provide significant liquidity.  Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪
Potential adverse economic interest of the calculation agent.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS.  MS & Co., the calculation agent, is our subsidiary.  As calculation agent, MS & Co., and other affiliates of ours will carry out hedging activities related to the Buffered PLUS or trade in the component stocks of depositary receipts of the basket indices or other instruments related to the basket indices on a regular basis.  Any of these hedging or trading activities on or prior to the basket setting date could potentially affect the initial basket value and, therefore, could increase the value at which the basket indices must close before an investor receives a payment at maturity that exceeds the issue price of the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could potentially affect the value of the basket indices on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

June 2008	Page 10

Buffered PLUS based on a Basket of U.S. Equity Indices due June    , 2011
Buffered Performance Leveraged Upside SecuritiesSM

Information about the Basket Indices

The S&P® 400 Midcap Index.  The S&P 400® Midcap Index is published by S&P and is intended to provide a benchmark for performance measurement of the medium capitalization segment of the U.S. equity markets. It tracks the stock price movement of 400 companies with mid-sized market capitalizations, primarily ranging from $1 billion to $4 billion. The calculation of the value of the S&P 400 Index is based on the relative value of the aggregate market value of the common stocks of 400 companies as of a particular time as compared to the aggregate average market value of the common stocks of 400 similar companies during the base period of June 28, 1991.  For more information see “Underlying Indices and Underlying Index Publishers Information—S&P 400 Midcap Index” in the accompanying prospectus supplement for PLUS.

The S&P® 600 Smallcap Index.  The S&P 600® Smallcap Index is published by S&P is intended to provide a benchmark for performance measurement of the small capitalization segment of the U.S. equity markets.  It tracks the stock price movement of 600 companies with small market capitalizations, primarily ranging from $300 million to $2 billion.  The calculation of the value of the S&P Smallcap Index is based on the relative value of the aggregate market value of the common stocks of 600 companies as of a particular time as compared to the aggregate average market value of the common stocks of 600 similar companies during the base period of December 31, 1993.  For more information see “S&P 600® Smallcap Index” in Annex A to these preliminary terms.

The S&P® 500/Citigroup Growth Index.  The S&P® 500/Citigroup Growth Index is a subset of the S&P® 500 Index, is published by S&P and is an unmanaged float adjusted market capitalization weighted index comprised of stocks representing approximately half the market capitalization of the S&P® 500 Index that have been identified as being on the “growth” end of the growth-value spectrum.  For more information see “The S&P/Citigroup Growth-Value Indices” in Annex A to these preliminary terms.

The S&P® 500/Citigroup Value Index.  The S&P® 500/Citigroup Value Index is a subset of the S&P® 500 Index, is published by S&P and is an unmanaged float adjusted market capitalization weighted index comprised of stocks representing approximately half the market capitalization of the S&P® 500 Index that have been identified as being on the “value” end of the growth-value spectrum.  For more information see “The S&P/Citigroup Growth-Value Indices” in Annex A to these preliminary terms.

License Agreement between S&P and Morgan Stanley.  “Standard &Poor’s®”, “Standard & Poor’s Smallcap 600® Index”, “S&P Smallcap Index”, “S&P®”, “S&P® 500/Citigroup Value Index”, “The S&P® 500/Citigroup Growth Index  “S&P 500®”, “S&P 400®”, “Standard & Poor’s 500®”, “Standard & Poor’s 400®”, “Standard & Poor’s 600®”, “S&P 600®”, and “500®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  See “Underlying Indices and Underlying Index Publishers Information—S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the prospectus supplement for PLUS.

June 2008	Page 11

Buffered PLUS based on a Basket of U.S. Equity Indices due June    , 2011
Buffered Performance Leveraged Upside SecuritiesSM

Historical Information

The following tables set forth the published high and low closing values, as well as end-of-quarter closing values, for each of the basket indices for each quarter in the period from January 1, 2003 through June 13, 2008.  The related graphs set forth the daily closing values for each of the basket indices in the same period.  The closing value on June 13, 2008 was, in the case of the S&P 500®/Citigroup Growth Index, 672.93, in the case of the S&P 500®/Citigroup Value Index, 679.30, in the case of the S&P 400® Midcap Index, 865.63, and in the case of the S&P 600® Smallcap Index, 387.05.  We obtained the information in the table and graphs below from Bloomberg Financial Markets, without independent verification.  The historical values of the basket indices should not be taken as an indication of future performance, and no assurance can be given as to the basket closing value on the valuation date.  The payment of dividends on the stocks that comprise the basket indices are not reflected in their levels and, therefore, have no effect on the calculation of the payment at maturity.

S&P 500®/Citigroup Growth Index	High	Low	Period End
2003
First Quarter	474.21	417.28	443.47
Second Quarter	513.52	447.07	495.70
Third Quarter	531.02	489.18	507.69
Fourth Quarter	555.89	519.22	555.89
2004
First Quarter	577.78	537.12	554.29
Second Quarter	570.47	542.58	567.36
Third Quarter	560.64	519.94	538.29
Fourth Quarter	583.49	529.01	582.04
2005
First Quarter	589.19	559.13	569.05
Second Quarter	583.18	549.78	567.72
Third Quarter	597.54	569.10	587.08
Fourth Quarter	608.42	564.94	596.52
2006
First Quarter	619.45	596.39	609.95
Second Quarter	615.51	568.07	586.68
Third Quarter	621.96	570.36	619.96
Fourth Quarter	659.53	616.99	652.54
2007
First Quarter	668.55	630.85	649.81
Second Quarter	705.26	652.15	690.66
Third Quarter	717.60	654.11	714.30
Fourth Quarter	730.83	672.81	702.66
2008
First Quarter	695.45	609.68	630.95
Second Quarter (through June 13, 2008)	691.79	641.58	672.93

S&P 500®/Citigroup Growth Index January 1, 2003 to June 13, 2008

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S&P 500®/Citigroup Value Index	High	Low	Period End
2003
First Quarter	454.24	380.63	402.18
Second Quarter	496.35	408.79	475.47
Third Quarter	505.10	472.04	484.92
Fourth Quarter	551.93	495.57	551.93
2004
First Quarter	580.85	549.32	567.60
Second Quarter	577.49	535.46	569.25
Third Quarter	577.51	539.22	572.19
Fourth Quarter	626.07	560.81	625.54
2005
First Quarter	631.69	597.95	607.20
Second Quarter	629.48	583.47	619.55
Third Quarter	643.63	621.28	637.50
Fourth Quarter	660.38	604.45	647.55
2006
First Quarter	687.61	653.05	681.66
Second Quarter	711.15	653.70	681.93
Third Quarter	715.05	662.56	713.81
Fourth Quarter	769.36	712.38	764.25
2007
First Quarter	789.93	741.96	769.99
Second Quarter	832.63	771.27	811.24
Third Quarter	836.19	748.42	809.54
Fourth Quarter	831.90	729.95	760.95
2008
First Quarter	747.84	659.50	687.77
Second Quarter (through June 13, 2008)	731.74	666.02	679.30

S&P 500®/Citigroup Value Index January 1, 2003 to June 13, 2008

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S&P 400® Midcap Index	High	Low	Period End
2003
First Quarter	446.63	385.18	409.47
Second Quarter	491.64	411.36	480.21
Third Quarter	532.03	481.07	510.42
Fourth Quarter	579.47	521.39	576.01
2004
First Quarter	615.92	575.91	603.56
Second Quarter	616.70	561.57	607.69
Third Quarter	600.09	549.51	593.20
Fourth Quarter	664.50	583.00	663.31
2005
First Quarter	682.42	629.91	658.87
Second Quarter	693.28	627.38	684.94
Third Quarter	725.02	689.88	716.33
Fourth Quarter	749.61	672.12	738.05
2006
First Quarter	792.11	749.02	792.11
Second Quarter	817.95	716.62	764.87
Third Quarter	770.44	712.86	754.25
Fourth Quarter	820.37	748.13	804.37
2007
First Quarter	867.61	800.40	848.47
Second Quarter	925.90	852.41	895.51
Third Quarter	926.23	819.97	885.06
Fourth Quarter	917.18	821.32	858.20
2008
First Quarter	847.56	744.89	779.51
Second Quarter (through June 13, 2008)	897.27	797.80	865.63

S&P 400® Midcap Index January 1, 2003 to June 13, 2008

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S&P 600® Smallcap Index	High	Low	Period End
2003
First Quarter	203.17	173.60	184.78
Second Quarter	224.50	186.46	220.98
Third Quarter	250.64	221.55	236.10
Fourth Quarter	274.85	242.10	270.42
2004
First Quarter	290.05	270.86	286.66
Second Quarter	296.35	265.10	296.35
Third Quarter	293.22	263.47	291.60
Fourth Quarter	329.58	286.80	328.80
2005
First Quarter	336.51	309.74	321.26
Second Quarter	336.31	301.06	333.10
Third Quarter	357.86	334.97	350.20
Fourth Quarter	361.46	326.84	350.67
2006
First Quarter	394.83	356.02	394.83
Second Quarter	404.89	352.77	375.97
Third Quarter	378.83	348.69	371.78
Fourth Quarter	406.47	367.99	400.02
2007
First Quarter	422.69	389.75	411.92
Second Quarter	444.30	413.76	432.31
Third Quarter	445.19	396.35	423.43
Fourth Quarter	442.34	382.60	395.14
2008
First Quarter	390.41	344.69	364.59
Second Quarter (through June 13, 2008)	402.07	362.67	387.05

S&P 600® Smallcap Index January 1, 2003 to June 13, 2008

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Annex A

S&P 600® Smallcap Index

Morgan Stanley obtained all information contained in these preliminary terms regarding the S&P 600® Smallcap Index, which we refer to as the S&P Smallcap Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  That information reflects the policies of, and is subject to change by, S&P.  Morgan Stanley makes no representation or warranty as to the accuracy or completeness of any information relating to the S&P Smallcap Index.  S&P is under no obligation to continue to publish the S&P Smallcap Index and may discontinue publication of the S&P Smallcap Index at any time.

The S&P Smallcap Index is published by S&P and is intended to provide a benchmark for performance measurement of the small capitalization segment of the U.S. equity markets. It tracks the stock price movement of 600 companies with small market capitalizations, primarily ranging from $300 million to $2 billion. The calculation of the value of the S&P Smallcap Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 600 companies (the “S&P Smallcap Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 600 similar companies during the base period of December 31, 1993 (the “Base Period”). The “Market Value” of any S&P Smallcap Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P Smallcap Component Stock.  S&P chooses companies for inclusion in the S&P Smallcap Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the small capitalization segment of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P Smallcap Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely held and the Market Value and trading activity of the common stock of that company.

The S&P Smallcap Index and S&P’s other U.S. indices moved to a float adjustment methodology in 2005 so that the indices will reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P Smallcap Index is calculated using a base-weighted aggregate methodology: the level of the S&P Smallcap Index reflects the total Market Value of all 600 S&P Smallcap Component Stocks relative to the S&P Smallcap Index’s Base Period. An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the S&P Smallcap Component Stocks during the Base Period has been set equal to an indexed value of 100.  This is often indicated by the notation December 31, 1993=100.  In practice, the daily calculation of the S&P Smallcap Index is computed by dividing the total Market Value of the S&P Smallcap Component Stocks by a number called the “S&P Smallcap Index Divisor.”  By itself, the S&P Smallcap Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P Smallcap Index, it is the only link to the original base period value of the S&P Smallcap Index. The S&P Smallcap Index Divisor keeps the S&P Smallcap Index comparable over time and is the manipulation point for all adjustments to the S&P Smallcap Index (“S&P Smallcap Index Maintenance”).  S&P Smallcap Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P Smallcap Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P Smallcap Index require a S&P Smallcap Index Divisor adjustment.  By adjusting the S&P Smallcap Index Divisor for the change in total Market Value, the value of the S&P Smallcap Index remains constant.  This helps maintain the value of the S&P Smallcap Index as an accurate barometer of stock market performance and ensures that the movement of the S&P Smallcap Index does not reflect the corporate actions of individual companies in the S&P Smallcap Index.  All S&P Smallcap Index Divisor adjustments are made after the close of trading and after the calculation of the index closing value of the S&P Smallcap Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P Smallcap Index and do not require S&P Smallcap Index Divisor adjustments.

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The table below summarizes the types of S&P Smallcap Index maintenance adjustments and indicates whether or not a S&P Smallcap Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share issuance (i.e., change > 5%)	Shares Outstanding plus newly issued Shares	Yes

Share repurchase (i.e., change > 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special cash dividends	Share Price minus Special Dividend	Yes

Company change	Add new company Market Value minus old company Market Value	Yes

Rights offering	Price of parent company minus
	Price of Rights Right Ratio	Yes

Spin-Off	Price of parent company minus
	Price of Spinoff Co. Share Exchange Ratio	Yes

Stock splits and stock dividends do not affect the S&P Smallcap Index Divisor of the S&P Smallcap Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P Smallcap Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the S&P Smallcap Index Divisor has the effect of altering the Market Value of the S&P Smallcap Component Stock and consequently of altering the aggregate Market Value of the S&P Smallcap Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P Smallcap Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P Smallcap Component Stock, a new S&P Smallcap Index Divisor (“New S&P Smallcap Divisor”) is derived as follows:

Post-Event Aggregate Market Value	= Pre-Event Index Value
New S&P Smallcap Divisor

New S&P Smallcap Divisor =	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the S&P Smallcap Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P Smallcap Index companies.  Four times a year, on a Friday near the end of each calendar quarter, the share totals of companies in the S&P Smallcap Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the S&P Smallcap Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P Smallcap Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P Smallcap Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P Smallcap Index Divisor.

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The S&P/Citigroup Growth-Value

Methodology. The S&P/Citigroup methodology was developed to measure growth and value characteristics based on seven different growth and value factors, while reflecting the fact that some companies exhibit neither strong growth nor value attributes.

S&P measures growth and value of each of the companies included in the S&P 500 Index across seven factors, including: earnings-per-share growth rate, sales-per-share growth rate, internal growth rate, book-to-price ratio, cash flow-to-price ratio, sales-to-price ratio and dividend yield.  After standardizing the factor scores, each company is assigned a growth score and a value score by averaging its individual growth and value factor scores, respectively.  All 500 companies are then ranked twice, once by growth and once by value.  These companies are sorted in ascending order of the ratio of each company’s growth rank divided by its value rank.  Companies in the top 33% of this list as measured by weight in the S&P 500 Index have all of their market capitalization assigned to the S&P 500/Citigroup Growth Index.  Companies in the bottom 33% of this list as measured by weight in the S&P 500 Index have all of their market capitalization assigned to the S&P 500/Citigroup Value Index.  Companies in the middle 34% of this list have their market capitalization distributed between the growth and value style indices according to the deviation of their growth and value score from the average score in each of the two groups.  This methodology results in some companies being members of both the growth and value indices, but because the market capitalization of these companies is split between the two indices, the summed total capitalization of the growth and value indices equals the total capitalization of the parent index, the S&P 500 Index.  Growth scores and value scores are reviewed and indices are rebalanced once a year on the third Friday of December.  For more information on the S&P 500 Index, see “The S&P 500 Index” below.

The S&P 500/Citigroup Growth Index. The S&P 500/Citigroup Growth Index is an unmanaged float adjusted market capitalization weighted index comprised of stocks representing approximately half the market capitalization of the S&P 500 Index, which have been identified as being on the “growth” end of the growth-value spectrum as set out above.  For more information on the S&P 500 Index, see “S&P 500 Index” below.

The S&P 500/Citigroup Value Index.  The S&P 500/Citigroup Value Index is an unmanaged float adjusted market capitalization weighted index comprised of stocks representing approximately half the market capitalization of the S&P 500 Index, which have been identified as being on the “value” end of the growth-value spectrum, as set out above.  For more information on the S&P 500 Index, see “S&P 500 Index” below.

S&P 500® Index

The S&P 500® Index was developed by Standard & Poor’s® Corporation, which we refer to as S&P®, and is calculated, maintained and published by S&P.  The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P 500 Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any S&P 500 Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P 500 Component Stock.  The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500 Index and S&P’s other U.S. indices moved to a float adjustment methodology in 2005 so that the indices reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

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The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all 500 S&P 500 Component Stocks relative to the S&P 500 Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the S&P 500 Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the S&P 500 Component Stocks by a number called the “S&P 500 Index Divisor.”  By itself, the S&P 500 Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index.  The S&P 500 Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index (“S&P 500 Index Maintenance”).

S&P 500 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require a S&P 500 Index Divisor adjustment.  By adjusting the S&P 500 Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant.  This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index.  All S&P 500 Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require S&P 500 Index Divisor adjustments.

The table below summarizes the types of S&P 500 Index maintenance adjustments and indicates whether or not a S&P 500 Index Divisor adjustment is required:

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes

Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights Offering	Price of parent company minus	Yes

Price of Rights Right Ratio

Spin-Off	Price of parent company minus	Yes

Price of Spinoff Co. Share Exchange Ratio

Stock splits and stock dividends do not affect the S&P 500 Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500 Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

June 2008	Page 19

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Each of the corporate events exemplified in the table requiring an adjustment to the S&P 500 Index Divisor has the effect of altering the Market Value of the S&P 500 Component Stock and consequently of altering the aggregate Market Value of the S&P 500 Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500 Component Stock, a new S&P 500 Index Divisor (“New S&P 500 Divisor”) is derived as follows:

Post-Event Aggregate Market Value	= Pre-Event Index Value
New S&P 500 Divisor

New S&P 500 Divisor =	Post-Event Market Value
Pre-Event Index Value

A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the S&P 500 Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P 500 Index Divisor.

June 2008	Page 20